Exhibit 10.19

KEMET Corporation

Code of Business Integrity and Ethics

Governing Principle

The fundamental principle governing corporate actions of KEMET Corporation and its subsidiaries (collectively, “KEMET” or the “Company”) and the actions of employees and officers of the Company is that ethics and business are inseparable at KEMET, that no business objective can be achieved without following the highest ethical standards and complying with all the local and national laws and regulations that pertain to our operations.

Conflict of Interest

No officer or employee of the Company may have a personal, financial or family interest that could in any way keep the individual from acting in the best interest of the Company. Any actual or potential conflict of interest must be reported to corporate management as soon as recognized.

Business Relationships

The use of the funds or assets of the Company for any unlawful purpose or to influence others through bribes is strictly prohibited, i.e., there shall be no reward, gift, or favor bestowed or promised with a view to perverting the judgment or corrupting the conduct of a person in a position of trust.

Offering or accepting properly recorded business meals, entertainment, or token gifts intended and understood as simple courtesies meant to foster understanding and communication with suppliers, customers, and public officials is allowed.

Token tips or minor payments to government, institutional, vendor, or customer service personnel that simply facilitate service, are traditional in the country or locality, nominal in amount, do not involve a perversion of judgement or corruption of conduct, and are properly recorded are acceptable. Minor payments meet this test only if, through the generation of goodwill, and not by any other means, they encourage timely performance of an act which the recipient already has a duty to perform because of some legal requirement or job responsibility.

Memberships

Memberships should serve legitimate business needs. They are appropriate only in organizations whose objectives and activities are lawful and ethical, and fit within the framework of broadly accepted social values.

Financial Integrity

No unrecorded fund will be established for any purpose. All assets of the Company will be recorded on the books of the Company at all times unless specifically exempted by corporate procedures which are consistent with generally accepted accounting principles.

No false entry or entry that obscures the purposes of the underlying transaction shall be made in the books and records of the Company for any reason.

No payment on behalf of the Company shall be authorized or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

Each employee is responsible for the protection of the Company’s assets from loss, damage, misuse or theft. Company assets, such as funds, products, or computers, may only be used for business purposes and other purposes approved by management. Company assets may never be used for illegal purposes.

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as all financial records. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to the Company’s system of internal controls. No false or artificial entries may be made, and no undisclosed or unrecorded funds or assets may be maintained for any purpose. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Corporate Opportunities

Employees are prohibited from (i) taking for themselves personally any opportunities that are discovered through the use of Company property, information or position; (ii) using corporate property, information or position for personal gain; and (iii) competing with the Company. Employees have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidential Information

Each employee will safeguard all confidential information by marking such information accordingly, keeping it secure, and limiting access to those who have a need to know in order to do their jobs. Confidential information includes any information that is not generally known to the public and is helpful to the Company, or would be helpful to competitors. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

Inside Information and Securities Trading

Company employees are not allowed to trade in securities or any other kind of property based on knowledge that comes from their jobs, if that information has not been reported publicly. It is against the laws of many countries, including the U.S., to trade or to “tip” others who might make an investment decision based on inside information. For example, using non-public information to buy or sell Company stock, options in Company stock or the stock of a Company supplier, customer or competitor is prohibited.

Compliance with the Law

Company employees are required to comply with all applicable laws and regulations wherever the Company does business. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law.

Fair Competition and Antitrust

The Company and all employees are required to comply with the antitrust and unfair competition laws of the many countries in which the Company does business. These laws are complex and vary considerably from country to country. They generally concern agreements with competitors that harm customers, including price fixing and allocations of customers or contracts, agreements that unduly limit a customer’s ability to sell a product, including establishing the resale price of a product or service, or conditioning the sale of products on an agreement to buy other Company products and services, and attempts to monopolize, including pricing a product below cost in order to eliminate competition. In the event that an employee is uncertain or has a question regarding such compliance, he or she should contact their immediate supervisor for clarification.

Reporting of Behavior

Each employee shall promptly bring to the attention of the Audit Committee of the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or its employees or agents. Each employee shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code of Business Integrity and Ethics. The Board of Directors may determine, or designate appropriate persons to determine, appropriate additional disciplinary or other actions to be taken in the event of violations of this Code of Business Integrity and Ethics and a procedure for granting any waivers of this Code of Business Integrity and Ethics.